Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Ed Rebello

Corporate Communications

(408) 545-7665

FOR IMMEDIATE RELEASE

Cypress Announces $300 Million Stock Repurchase Program

SAN JOSE, Calif., January 24, 2007 — Cypress Semiconductor Corp. (NYSE: CY) today announced that it has been authorized by its board of directors to institute a new stock repurchase program of up to $300 million, effective immediately.

All repurchase programs previously announced have been substantially completed and are now closed.

Stock repurchases under this program may be made through open-market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program may be limited or terminated at any time without prior notice.

About Cypress

Cypress solutions perform: consumer, computation, data communications, automotive, industrial, and solar. Leveraging proprietary silicon processes, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions and reconfigurable mixed-signal arrays. Cypress trades on the NYSE under the ticker symbol CY. Visit us at www.cypress.com.

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include changes in tax laws applicable to share repurchases; new interpretations of current accounting rules or changes in such rules; changes in stock market conditions and our stock price and trading volume; regulatory restrictions and requirements; changes in our cash resources and needs; changes in the level of acceptance of our products and the semiconductor industry generally; and other risks and uncertainties described more fully in our public announcements, reports to stockholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Cypress, the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. All other trademarks or registered trademarks are the property of their respective owners.